UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2013

MEDICINOVA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33185	33-0927979
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4275 Executive Square, Suite 650

La Jolla, CA 92037

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (858) 373-1500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 15, 2013, the Board of Directors of MediciNova, Inc. (the “Company”) appointed Mr. Yutaka Kobayashi as a Class III director to fill the vacancy in that director seat. Mr. Kobayashi has not been appointed as a member of any committees of the Board of Directors at this time.

In connection with his appointment as a member of the Board of Directors, Mr. Kobayashi received a fully vested and immediately exercisable nonstatutory stock option grant to purchase 15,000 shares of the Company’s common stock with an exercise price equal to the fair market value of the common stock as of October 15, 2013. Mr. Kobayashi will also receive annual cash compensation as a non-employee member of the Board of Directors in the amount of $40,000, payable in equal quarterly installments in arrears.

There have been no transactions in the past two years to which the Company or any of its subsidiaries was or is to be a party, in which Mr. Kobayashi had, or will have, a direct or indirect material interest.

Additional information about Mr. Kobayashi can be found in the press release issued by the Company on October 16, 2013, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release issued by MediciNova, Inc. on October 16, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDICINOVA, INC.

Dated: October 18, 2013	By:	/s/ Michael Gennaro
Michael Gennaro
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by MediciNova, Inc. on October 16, 2013.